Exhibit 99.1

News Release

Mercury Systems Reports First Quarter Fiscal 2016 Results

Financial highlights include:

Revenue and Adjusted EBITDA exceed estimates
Adjusted EBITDA of $11.8 million increases 48% year-over-year
Book-to-Bill ratio of 1.2
Record ending backlog of $218 million

CHELMSFORD, Mass. October 27, 2015 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported operating results for its first quarter of fiscal 2016, which ended September 30, 2015.

Management Comments
“Fiscal 2016 began very well, consistent with our expectations,” stated Mark Aslett, Mercury’s President and Chief Executive Officer. “Revenue grew 8% and we increased adjusted EBITDA nearly 50% year-over-year, to 20% of revenue, squarely in the middle of our target model. At the same time, backlog reached record levels, providing a solid footing for the remainder of fiscal 2016,” Aslett concluded.

First Quarter Fiscal 2016 Results
First quarter fiscal 2016 revenues were $58.4 million, an increase of $4.3 million, or 8%, compared to the first quarter of fiscal 2015. GAAP income from continuing operations for the first quarter of fiscal 2016 was $2.0 million, or $0.06 per share, compared to GAAP income from continuing operations of $0.7 million, or $0.02 per share, for the prior year’s first quarter. Adjusted earnings per share (“adjusted EPS”) was $0.19 per share, for the first quarter of fiscal

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Mercury Reports First Quarter Fiscal 2016 Results, Page 2

2016, compared to $0.13 per share in the first quarter fiscal 2015. All per share information is presented on a fully diluted basis.

First quarter fiscal 2016 adjusted EBITDA was $11.8 million, an increase of 48% from the first quarter of fiscal 2015.

Total GAAP net income for the first quarter of fiscal 2016 was $2.0 million, or $0.06 per share, compared to total GAAP net income of $0.5 million, or $0.02 per share, for the prior year’s first quarter. The first quarter of fiscal 2015 included a loss of ($0.2) million, or approximately $0.00 per share, from discontinued operations.

Cash flows from operating activities in the first quarter of fiscal 2016 were a net inflow of $5.6 million, compared to a net inflow of $2.2 million in the first quarter of fiscal 2015. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $3.7 million in the first quarter of fiscal 2016, compared to a net inflow of $1.3 million in the first quarter of fiscal 2015.

The Company’s reported financial results are from continuing operations for all periods referenced in this release unless otherwise noted.

Bookings and Backlog
Bookings for the first quarter of fiscal 2016 were $68.5 million, yielding a book-to-bill of approximately 1.2 for the quarter. Mercury’s total backlog at September 30, 2015 was a record $218.0 million, a $12.8 million increase from a year ago. Of the September 30, 2015 total backlog, $155.4 million represents orders expected to be shipped over the next 12 months.

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) - Revenues for the first quarter of fiscal 2016 from MCE were $50.0 million, representing an increase of $1.4 million, or 3%, from the first quarter of fiscal 2015. The increase in revenues compared to last year’s first quarter related primarily to higher P-8 and Reaper program revenue.

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Mercury Reports First Quarter Fiscal 2016 Results, Page 3

Mercury Defense Systems (MDS) - Revenues for the first quarter of fiscal 2016 from MDS were $8.0 million, an increase of $2.6 million, or 48%, from the first quarter of fiscal 2015, primarily due to strength in an airborne surveillance program.

The revenues by reporting segment do not include $0.4 million and $0.1 million of revenues included in our consolidated results in the first quarter of fiscal 2016 and fiscal 2015, respectively. This revenue is attributable to development programs where the revenue is recognized in both segments under contract accounting, and reflects the reconciliation to our consolidated results.

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2016. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

For the second quarter of fiscal 2016, revenues are currently forecasted to be in the range of $58 million to $61 million. At this range, adjusted EPS is expected to be in the range of $0.15 to $0.18 per share, which assumes approximately $1.6 million of amortization of intangible assets, $2.6 million of stock-based compensation expense and an effective tax rate of approximately 39%. Adjusted EBITDA for the second quarter of fiscal 2016 is expected to be in the range of $10.0 million to $11.5 million.

Revenues for all of fiscal 2016 are currently expected to grow approximately 5%, while adjusted EBITDA for fiscal 2016 is expected to grow by approximately 10% year-over-year.

Recent Highlights
September - Mercury Systems announced it received a $2 million follow-on order from a leading defense prime contractor for high-performance digital signal processing modules for a manned airborne synthetic aperture radar (SAR) application. The order was booked in the Company's fiscal 2016 first quarter and is expected to be shipped by its fiscal 2016 second quarter.

September - Mercury announced the Ensemble® IOM-300 series of fiber-optic input/output (I/O) modules for complex image and radar processing and other high-bandwidth, low-latency sensor

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Mercury Reports First Quarter Fiscal 2016 Results, Page 4

processing and networking applications. Rugged and programmable, the Ensemble IOM-300 series are the industry's first open systems architecture-based XMC modules to feature two field-programmable gate array (FPGA) devices for streaming serial front panel data port (sFPDP), Ethernet and other wideband protocols.

September - Mercury congratulated the U.S. Army Aviation and Missile Command (AMCOM) on the 50th anniversary of the renowned Patriot Air and Missile Defense System, which has defended and saved thousands of lives and strengthened America's global Patriot partnerships. Mercury has been a strategic supplier to Raytheon for fully integrated OpenVPX-based radar subsystems for Patriot since 2009 and continues to deliver ground-breaking technologies and rapid deployment services.

September - Mercury announced the results of its participation in the U.S. Air Force-led Next Generation Radar (NGR) Processor Study. The goal of this program is to assess the capability of current embedded computing open architectures to perform airborne radar signal processing on future USAF platforms. Mercury demonstrated that its scalable and rugged high-density server modules exceeded the target benchmarks in the study, enabling affordable capability evolution of radar processors through open, non-proprietary and standards-based systems for airborne solutions.

August - Mercury congratulated Lockheed Martin on the recent successful four-event test of the Aegis Combat System's air warfare (AW) and ballistic missile defense (BMD) capabilities. Aegis BMD's recently upgraded multi-mission signal processor (MMSP), designed and developed by Mercury, enables the Navy to defeat more sophisticated ballistic missile threats using improved target identification capabilities.

July - Mercury announced it received a $3.1 million follow-on order from a leading defense prime contractor for high-performance digital signal processing modules for an unmanned airborne synthetic aperture radar (SAR) application. The order was booked in the Company's fiscal 2015 fourth quarter and is expected to be shipped by its fiscal 2016 fourth quarter.

July - Mercury announced that its Mercury Defense Systems segment recently received a $2.7 million order from a leading international aerospace and defense company for radar environment

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2016 Results, Page 5

simulation equipment. The order was booked in the Company's fiscal 2015 fourth quarter and is expected to be shipped over the next several quarters.

July - Mercury announced it received $5.2 million in orders from a leading defense prime contractor to provide radar subsystems and related digital processing technologies for a missile defense application. The orders were booked in the Company's fiscal 2015 fourth quarter and are expected to be shipped over the next several quarters.

July - Mercury announced it received a $4.4 million follow-on order from an international customer for high performance digital signal processing subsystems for a naval radar application. The order was booked in the Company's fiscal 2015 fourth quarter and is expected to be fulfilled over the next several quarters.

July - Mercury announced it received $5.9 million in orders from a leading defense prime contractor for digital signal processing modules for a manned airborne multi-mode surveillance radar application. The orders were booked in the Company's fiscal 2015 fourth quarter and shipments are expected to be completed by the end of its fiscal 2016 second quarter.

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, October 27, 2015, at 5:00 p.m. ET to discuss the first quarter fiscal 2016 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2016 Results, Page 6

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income from continuing operations, adjusted EPS, and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income from continuing operations, and adjusted EPS exclude certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, these non-GAAP measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems - Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is the better alternative for affordable, secure and sensor processing subsystems designed and made in the USA. Optimized for program and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence applications on more than 300 programs such as Aegis, Patriot, SEWIP, F-35 and Gorgon Stare. Headquartered in Chelmsford, Massachusetts, Mercury Systems is a high-tech commercial company purpose-built to meet rapidly evolving next-generation defense electronics challenges. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2016 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering

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Mercury Reports First Quarter Fiscal 2016 Results, Page 7

technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2015. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2016 Results, Page 8

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	September 30,	June 30,
	2015	2015

Assets
Current assets:
Cash and cash equivalents	$79,073	$77,586
Accounts receivable, net	41,993	31,765
Unbilled receivables and costs in excess of billings	24,423	22,021
Inventory	34,666	31,960
Deferred income taxes	12,379	12,407
Prepaid income taxes	3,041	3,747
Prepaid expenses and other current assets	5,292	8,678
Total current assets	200,867	188,164

Restricted cash	264	264
Property and equipment, net	13,493	13,226
Goodwill	168,146	168,146
Intangible assets, net	16,470	17,998
Other non-current assets	2,148	2,190
Total assets	$401,388	$389,988

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,186	$6,928
Accrued expenses	9,143	9,005
Accrued compensation	8,488	9,875
Deferred revenues and customer advances	7,944	7,477
Total current liabilities	42,761	33,285

Deferred gain on sale-leaseback	639	929
Deferred income taxes	2,658	3,108
Income taxes payable	1,459	1,459
Other non-current liabilities	1,237	1,069
Total liabilities	48,754	39,850

Shareholders’ equity:
Common stock	330	326
Additional paid-in capital	255,083	254,568
Retained earnings	96,428	94,468
Accumulated other comprehensive income	793	776
Total shareholders’ equity	352,634	350,138
Total liabilities and shareholders’ equity	$401,388	$389,988

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Mercury Reports First Quarter Fiscal 2016 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Three Months Ended
	September 30,
	2015	2014
Net revenues	$58,409	$54,061
Cost of revenues (1)	30,880	30,062
Gross margin	27,529	23,999

Operating expenses:
Selling, general and administrative (1)	12,126	12,290
Research and development (1)	8,093	7,951
Amortization of intangible assets	1,713	1,762
Restructuring and other charges	338	1,268
Acquisition costs and other related expenses	2,128	—
Total operating expenses	24,398	23,271
Income from operations	3,131	728

Interest income	24	3
Interest expense	(2)	(8)
Other income, net	71	(6)
Income from continuing operations before income taxes	3,224	717
Tax provision	1,264	—
Income from continuing operations	1,960	717
Loss from discontinued operations, net of tax	—	(218)
Net income	$1,960	$499

Basic net earnings (loss) per share:
Continuing operations	$0.06	$0.02
Discontinued operations	—	—
Basic net earnings per share:	$0.06	$0.02

Diluted net earnings (loss) per share:
Continuing operations	$0.06	$0.02
Discontinued operations	—	—
Diluted net earnings per share:	$0.06	$0.02

Weighted-average shares outstanding:
Basic	32,778	31,635
Diluted	33,616	32,481

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$149	$151
Selling, general and administrative	$2,128	$1,966
Research and development	$425	$434

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2016 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$1,960	$499
Depreciation and amortization	3,301	3,630
Other non-cash items, net	1,200	1,193
Changes in operating assets and liabilities	(848)	(3,144)

Net cash provided by operating activities	5,613	2,178

Cash flows from investing activities:
Purchases of property and equipment	(1,867)	(905)
Increase in other investing activities	(185)	—

Net cash used in investing activities	(2,052)	(905)

Cash flows from financing activities:
Proceeds from employee stock plans	629	236
Payments of capital lease obligations	—	(160)
Payments for retirement of common stock	(3,708)	—
Excess tax benefits from stock-based compensation	969	316

Net cash (used in) provided by financing activities	(2,110)	392

Effect of exchange rate changes on cash and cash equivalents	36	(76)

Net increase in cash and cash equivalents	1,487	1,589

Cash and cash equivalents at beginning of period	77,586	47,287

Cash and cash equivalents at end of period	$79,073	$48,876

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Mercury Reports First Quarter Fiscal 2016 Results, Page 11

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying continuing operations results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition and financing costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal and accounting fees and expenses. Although we may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs non-interest financing, bank and other fees associated with obtaining and maintaining its financing facilities. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Litigation and settlement expenses. The Company periodically incurs litigation and settlement expenses related to pending claims and litigation and associated legal fees and potential case settlements. Although we may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter

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Mercury Reports First Quarter Fiscal 2016 Results, Page 12

is fully resolved. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended
	September 30,
	2015	2014
Income from continuing operations	$1,960	$717
Interest expense, net	(22)	5
Income taxes	1,264	—
Depreciation	1,588	1,700
Amortization of intangible assets	1,713	1,762
Restructuring and other charges	338	1,268
Impairment of long-lived assets	—	—
Acquisition and financing costs	2,298	—
Fair value adjustments from purchase accounting	—	—
Litigation and settlement expenses	—	—
Stock-based compensation expense	2,702	2,551
Adjusted EBITDA	$11,841	$8,003

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports First Quarter Fiscal 2016 Results, Page 13

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended
	September 30,
	2015	2014
Cash flows from operations	$5,613	$2,178
Capital expenditures	(1,867)	(905)
Free cash flow	$3,746	$1,273

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Mercury Reports First Quarter Fiscal 2016 Results, Page 14

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share data)

Adjusted income from continuing operations and adjusted earnings per share ("adjusted EPS") are non-GAAP measures for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations as income from continuing operations before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement expenses, stock-based compensation expense, and the tax impact of those items. Adjusted EPS expresses adjusted income from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended September 30,
	2015		2014
Income from continuing operations and earnings per share	$1,960	$0.06	$717	$0.02
Amortization of intangible assets	1,713		1,762
Restructuring and other charges	338		1,268
Impairment of long-lived assets	—		—
Acquisition and financing costs	2,298		—
Fair value adjustments from purchase accounting	—		—
Litigation and settlement expenses	—		—
Stock-based compensation expense	2,702		2,551
Impact to income taxes	(2,570)		(1,956)
Adjusted income from continuing operations and adjusted earnings per share	$6,441	$0.19	$4,342	$0.13

Diluted weighted-average shares outstanding:		33,616		32,481

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY